Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 13, 2005, relating to the consolidated financial statements and financial statement schedule of The Pantry, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in fiscal 2003) and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of two material weaknesses), appearing in the Annual Report on Form 10-K of The Pantry, Inc. for the year ended September 29, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

February 17, 2006